Aflac Incorporated 2015 Form 10-K
EXHIBIT 21
Aflac Incorporated
SUBSIDIARIES
The following list sets forth the subsidiaries of Aflac Incorporated:

Company	Jurisdiction
American Family Life Assurance Company of Columbus (Aflac)	Nebraska
American Family Life Assurance Company of New York(1)	New York
Octagon Delaware Trust(1)	Delaware
Apollo AF Loan Trust(1)	Delaware
Global Investment Fund I, GIVI Japan Equity Portfolio(1)	Delaware
Communicorp, Inc.	Georgia
Aflac Information Technology, Inc.	Georgia
Aflac International, Inc.	Georgia
Aflac Insurance Services Co., Ltd.(2)	Japan
Aflac Payment Services Co., Ltd.(2)	Japan
Aflac Technology Services Co., Ltd.(2)	Japan
Aflac Heartful Services Co., Ltd.(3)	Japan
Continental American Insurance Company	South Carolina
Continental American Group, LLC(4)	Georgia
Aflac Benefits Advisors, Inc.	Georgia
Empoweredbenefits, LLC(5)	North Carolina

(1) Subsidiary of Aflac
(2) Subsidiary of Aflac International, Inc.
(3) 70% owned by Aflac International, Inc.
10% owned by American Family Life Assurance Company of Columbus
10% owned by Aflac Insurance Services Co., Ltd., and
10% owned by Aflac Payment Services Co., Ltd.
(4) Subsidiary of Continental American Insurance Company
(5) Subsidiary of Aflac Benefit Advisors, Inc.